                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to [section]240.14a-11(c) or
    [section]240.14a-12
                                   HPSC, INC.
                (Name of Registrant as Specified In Its Charter)

                                   HPSC, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(j)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

                                   HPSC, INC.
                                60 STATE STREET
                             BOSTON, MA 02109-1803

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 16, 1996

     The Annual Meeting of Stockholders of HPSC, Inc., a Delaware corporation (the "Company" or "HPSC"), will be held on May 16, 1996, at nine o'clock in the morning, Eastern Daylight Time, in Conference Room J, 10th Floor at the Bank of Boston, 100 Federal Street, Boston, Massachusetts, for the following purposes:

          1. To elect two directors for a three-year term to expire at the 1999 Annual Meeting of Stockholders;

          2. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants for the Company for the year ending December 31, 1996; and

          3. To consider and act upon such other business and matters or proposals as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 1, 1996 as the record date for determining the stockholders having the right to receive notice of and to vote at this meeting or any adjournments thereof.

                                            By Order of the Board of Directors



                                            DENNIS W. TOWNLEY
                                            Secretary

Boston, Massachusetts
April 8, 1996

     IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND YOU WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                   HPSC, INC.
                                60 STATE STREET
                             BOSTON, MA 02109-1803

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 1996

     This proxy statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of HPSC, Inc., a Delaware corporation (the "Company" or "HPSC"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice, on Thursday, May 16, 1996 at nine o'clock in the morning, Eastern Daylight Time, in Conference Room J, 10th Floor at the Bank of Boston, 100 Federal Street, Boston, Massachusetts and at any adjournment thereof (the "Annual Meeting").

     If a stockholder specifies in the proxy how it is to be voted, it will be voted in accordance with such specification. Any stockholder giving a proxy in the accompanying form retains the power to revoke it at any time before the exercise of the powers conferred thereby, by notice in writing to the Secretary of the Company. Any stockholder who attends the Annual Meeting in person will not be deemed thereby to revoke the proxy unless such stockholder affirmatively indicates at the Annual Meeting his intention to vote the shares covered thereby in person.

     It is expected that copies of the notice of meeting, this proxy statement and related form of proxy will be mailed on or about April 8, 1996 to the holders of record of shares of Common Stock of the Company at the close of business on April 1, 1996. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1995 accompanies this proxy statement.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Corporation, as amended, provides that the Board of Directors shall consist of not less than three (3) nor more than twelve (12) members, as determined by a vote of a majority of the entire Board of Directors, and that the Board shall be divided into three (3) classes (Class I, Class II and Class III). Directors of one class are elected each year to a term of three (3) years. As of the date of this proxy statement, the Board of Directors consists of eight (8) members, two (2) of whom have terms which expire at this year's Annual Meeting (Class I), three (3) of whom have terms which expire at the 1997 Annual Meeting (Class II) and three (3) of whom have terms which expire at the 1998 Annual Meeting (Class III).

     Dr. Louis J.P. Calisti, who was previously a Class I director, retired from the Board of Directors effective December 7, 1995 and will not stand for re-election at this year's Annual Meeting. On December 7, 1995, the Board elected Lowell P. Weicker, Jr. to fill Dr. Calisti's position as a Class I director. Mr. Weicker, together with Dr. McDougal, the other currently serving Class I director, are the two nominees for Class I director to be voted on at this Annual Meeting. If elected as Class I directors, Mr. Weicker and Dr. McDougal will have a three-year term expiring at the 1999 Annual Meeting of Stockholders. Messrs. Biernat, Cooley and Doherty will continue to serve as Class II directors. Their term will expire at the 1997 Annual Meeting of Stockholders. Messrs. Birchfield and Everets and Ms. Cole will continue to serve as Class III directors. Their term will expire at the 1998 Annual Meeting of Stockholders. In each case a director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal.

     Both nominees for Class I directors to be voted on at this Annual Meeting have advised the Company that they will serve if elected. If either of the nominees for Class I director becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority either to vote for a substitute or to fix the number of directors at less than eight. The Board of Directors has no reason to believe that either of such persons will be unwilling or unable to serve if elected. The vote required for the election of directors is the affirmative vote of a plurality of the shares present or represented at the Annual Meeting and entitled to vote thereon. Unless authority to vote for either director is withheld in the proxy, votes will be cast in favor of election of the nominees listed herein. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW.

NOMINEES FOR CLASS I DIRECTOR

     Lowell P. Weicker, Jr., age 64, was elected a director in December 1995. Mr. Weicker began his political career in 1962, when he was elected as a member of Connecticut's House of Representatives for the Town of Greenwich. He served three terms. Mr. Weicker served concurrently as First Selectman of Greenwich from 1964 to 1968. He was elected to the U.S. Congress from Connecticut's 4th District in 1968. He was subsequently elected to the United States Senate in 1970, 1976 and 1982. Mr. Weicker served in the U.S. Senate until January 1989. In January 1991, Mr. Weicker was elected Governor of Connecticut, a position which he held until January 1995. Mr. Weicker has been associated with the firm of Dresing, Lierman, Weicker since 1995. Dresing, Lierman, Weicker provides a variety of health care related services. Mr. Weicker is a director of UST Corp. and Phoenix Home Life Mutual Funds.

     Thomas M. McDougal, D.D.S., age 56, was elected a director of HPSC in 1991. He has been a practicing dentist for approximately 30 years. He is active in national, state and local dental organizations and has lectured extensively throughout the United States. He is a past President of the Dallas County Dental Society and is past Chairman of its Continuing Education Committee and its Banking, Nominating and Patient Relations Committee.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

  CLASS II DIRECTORS (TERM EXPIRES AT THE 1997 ANNUAL MEETING)

     Joseph A. Biernat, age 68, became a director of HPSC in December 1993. Since his retirement in 1987, Mr. Biernat has served as a consultant for several investment management firms. From 1965 until 1987, he was employed with United Technologies Corporation, most recently as Senior Vice President -- Treasurer, and prior thereto as President, Treasurer and Chief Financial Officer of Philco-Ford Finance Corporation. He is also a director of The Hartford Insurance Company Mutual Funds and previously has been a director of several financial and civic organizations.

     Raymond R. Doherty, age 50, has been President of HPSC since December 1989 and Chief Operating Officer of HPSC since August 1993. He was Treasurer of HPSC from December 1988 until May 1994. He was elected a director of HPSC in June 1991. Mr. Doherty previously served as Chairman and Chief Executive Officer of HPSC from October 1992 until July 1993, Chief Operating Officer of HPSC from December 1989 to October 1992, and Chief Financial Officer of HPSC from December 1988 to October 1992. He was Assistant Treasurer of HPSC from June 1986 to December 1988. He was Vice President and Chief Operating Officer of Healthco International, Inc., a company engaged in sales of dental equipment and formerly affiliated with the Company, from October 1992 until August 1993. He was the Senior Vice President of Finance and Operational Controls of Healthco International, Inc. from January 1986 to October 1992.

     Samuel P. Cooley, age 64, became a director of HPSC in December 1993. From 1955 until his retirement at the end of 1993, Mr. Cooley was employed with Shawmut Bank Connecticut, N.A., and its predecessors and affiliates, including Hartford National Bank and Connecticut National Bank. His most recent position was Executive Vice President and Senior Credit Approval Officer. Mr. Cooley is also a director of Lydall, Inc. and the Connecticut Health and Education Facilities Authority and serves as a director or trustee of numerous nonprofit organizations in Connecticut.

  CLASS III DIRECTORS (TERM EXPIRES AT THE 1998 ANNUAL MEETING)

     John W. Everets, age 49, has been Chairman of the Board and Chief Executive Officer of HPSC since July 1993 and has been a director of HPSC since 1983. He was Chairman of the Board and Chief Executive Officer of T.O. Richardson Co., Inc., a financial services company, from January 1990 until July 1993. Previously he was Executive Vice President of Advest, Inc., an investment banking firm, from 1977 to January 1990. Mr. Everets also served as Chairman of the Board of Billings and Co., Inc., a real estate investment banking firm, and Chairman of Advest Credit Corp., both subsidiaries of Advest Group, Inc. Mr. Everets formerly was Vice Chairman of the Connecticut Development Authority and Chairman of the Loan Committee of the Connecticut Development Authority. Mr. Everets is also a director of Dairy Mart Convenience Stores, Inc., Crown/Northcorp, and the Eastern Company.

     Dollie A. Cole, age 65, a director of HPSC since 1991, has been involved for many years in the leadership of several business, charitable and civic organizations. She serves as Chairman of the Dollie Cole Corporation, a venture capital and industrial consulting firm. For seven years Ms. Cole was an owner and board member of Checker Motors and Checker Taxi until selling her interest in 1988. Ms. Cole was also Senior Editor of Curtis Publishing until 1977, and was director of Public Relations for Magnetic Video and Twentieth Century Fox Video until 1985. She serves as a consultant to the Solar and Electric 500 Company based in Phoenix, Arizona, and to Separation Dynamics, an international company involved in the energy and manufacturing industries. In addition to these business activities, Ms. Cole serves on the boards of Project Hope -- the World Health Organization, the National Captioning Institute for the Hearing Impaired, the Smithsonian Institution and on the National Academy of Science -- President's Circle Board.

     J. Kermit Birchfield, age 56, became a director of HPSC in December 1993. He currently serves as a consultant for various businesses. From 1990 until 1994, Mr. Birchfield served as Senior Vice President, Secretary, and General Counsel with M/A-COM, Inc., a publicly-held manufacturer of semiconductors and communications equipment based in Wakefield, Massachusetts. Before joining M/A-COM, he was Senior Vice President for Legal and Governmental Affairs and General Counsel for the Georgia Pacific Corporation. Mr. Birchfield is also a Managing Director of Century Partners, Incorporated, a privately-held investment and operating company, of Darien, Connecticut. He is also a director of Intermountain Industries Inc. and its wholly-owned subsidiary, Intermountain Gas Company, a public utility, and Dairy Mart Convenience Stores, Inc.

OTHER EXECUTIVE OFFICERS

     Rene Lefebvre, age 49, has been Chief Financial Officer, Vice President of Finance and Treasurer of HPSC since May 1994. From June 1993 until May 1994, he was Chief Financial Officer of NETTS, Inc., a vocational training institution. He was an independent financial services consultant from February 1992 through May 1993. He served as interim Chief Financial Officer of the Business Funding Group from June through November of 1991. From September 1982 until March 1991, Mr. Lefebvre was Chief Financial Officer of Eaton Financial Corporation, a subsidiary of AT&T Capital Corporation.

COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a Nominating Committee.

     The current members of the Audit Committee are Dollie A. Cole, Samuel P. Cooley, Thomas M. McDougal, and Joseph A. Biernat. The functions of the Audit Committee are to review the Company's external and internal auditing procedures, to evaluate the Company's objectives and performance and to study and make recommendations periodically to the Board on these and such other matters as the committee deems to be in the best interests of the Company. The committee reviews with the Company's independent auditors the scope and results of their audit for the year and any problems encountered. The committee also reviews with the Company's management the plan, scope and results of the Company's operations and discusses any recommendations or matters considered to be of significance. During fiscal year 1995, the Audit Committee held three meetings.

     The current members of the Compensation Committee are Dollie A. Cole, J. Kermit Birchfield, and Samuel P. Cooley. The functions of the Compensation Committee are to be available for consultation with the Chairman of the Board, to review the salaries and other forms of compensation of officers and to make recommendations to the Board of Directors with respect to the granting of stock options and restricted stock to officers, key employees and consultants and with respect to stock option and restricted stock matters generally. During fiscal year 1995, the Compensation Committee held five meetings.

     During fiscal year 1995, the Board of Directors held five meetings. Each member of the Board (including each nominee for re-election as director) attended all of the meetings of the Board of Directors held during the time he or she was a director and at least 75% of the meetings of all committees of the Board on which he or she served.

                               VOTING SECURITIES

     Each share of common stock, $0.01 par value, (the "Common Stock") is entitled to one vote on each of the matters listed in the Notice of Annual Meeting. Holders of record of shares of Common Stock of the Company at the close of business on April 1, 1996 may vote at the Annual Meeting. At that date, there were outstanding 4,686,530 shares of Common Stock, excluding 100,000 shares of Common Stock held in the Company's treasury (as further described in "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" below).

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of the record date, with respect to the beneficial ownership of the Company's Common Stock by those persons known by the Company to own beneficially more than five percent (5%) of the Company's outstanding shares of Common Stock as of the record date and by each of the Company's directors and its executive officers individually, and by all of the Company's directors and executive officers as a group. The information in the table and in the related notes has been furnished by or on behalf of the indicated owners. Unless otherwise noted, HPSC believes the persons referred to in this table have sole voting and investment power with respect to the shares listed in this table. The percentage owned is calculated with respect to each person by treating shares issuable to such person within 60 days of the record date as outstanding, in accordance with rules of the Securities and Exchange Commission ("SEC").

                                                            AMOUNT AND NATURE
                                                              OF BENEFICIAL
                                                            OWNERSHIP OF HPSC            % OF
       NAME (AND ADDRESS OF OWNER OF MORE THAN 5%)          COMMON STOCK(1)(2)           CLASS
       -------------------------------------------          ------------------           -----
Dimensional Fund Advisors, Inc............................        354,400(3)             7.56%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401
Fidelity Management and Research Corporation..............        352,500(4)             7.52%
     82 Devonshire Street
     Boston, MA 02109-3605
Tweedy, Browne Company, L.P...............................        433,285(5)             9.25%
     52 Vanderbilt Avenue
     New York, NY 10017
John W. Everets and Raymond R. Doherty....................        300,000(6)             6.40%
  as Trustees of the HPSC, Inc.
  Employee Stock Ownership Plan
     60 State Street, 35th Floor
     Boston, MA 02109-1803
John W. Everets and Raymond R. Doherty....................        350,000(7)             7.47%
  as Trustees of the HPSC, Inc.
  Supplemental Employee Stock
  Ownership Plan and Trust
     60 State Street, 35th Floor
     Boston, MA 02109-1803
John W. Everets...........................................        455,414(8)(9)(10)(11)  9.38%
     60 State Street, 35th Floor
     Boston, MA 02109-1803
Joseph A. Biernat.........................................          7,000                 *
J. Kermit Birchfield......................................         37,667(12)             *
Dollie A. Cole............................................         36,500                 *
Samuel P. Cooley..........................................          8,000                 *
Raymond R. Doherty........................................        220,214(8)(9)(11)      4.59%
Rene Lefebvre.............................................         59,599(9)(11)         1.27%
Thomas M. McDougal........................................         21,000                 *
Lowell P. Weicker, Jr.....................................          4,000                 *
All Directors and Executive Officers as a group (9
  persons)................................................        849,394(11)           16.80%

- ---------------

  * Percent of class less than 1%.

 (1) Includes shares of the Company's Common Stock which the named security holder has the right to acquire within 60 days of the record date through the exercise of options granted by the Company to the named individuals or group as follows: Messrs. Biernat, Birchfield and Cooley, 7,000 shares each; Ms. Cole and Dr. McDougal, 21,000 shares each; Mr. Weicker, 4,000 shares; Mr. Everets, 170,000 shares; Mr. Doherty, 114,000 shares; Mr. Lefebvre, 18,000 shares; and such group, 369,000 shares.

 (2) Includes allocated shares under the HPSC, Inc. Employee Stock Ownership Plan (the "ESOP") of 4,714 for Mr. Everets, 6,711 for Mr. Doherty, 1,599 for Mr. Lefebvre and 13,024 for all executive officers and directors as a group.

 (3) Dimensional Fund Advisors, Inc. ("Dimensional") has filed an Amendment No. 5 to Schedule 13G with the SEC reporting that it is a registered investment adviser and is deemed to have beneficial ownership of 354,400 shares of Common Stock of the Company as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

 (4) Fidelity Management and Research Corporation ("FMRC") filed a Form 13G with the SEC for the year ended December 31, 1995 reporting that it has investment discretion with respect to 352,500 shares of Common Stock of the Company. FMRC reports that it has no voting authority with respect to such shares.

 (5) Tweedy, Browne Company L.P. ("TBC"), TBK Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt") filed an Amendment No. 4 to their Form 13Ds on October 28, 1995 with the Securities and Exchange Commission. TBC is the beneficial owner of 408,285 shares of the Company's Common Stock. TBK owns directly 15,000 shares. Vanderbilt owns directly 10,000 shares. The aggregate number of shares of the Company's Common Stock of which TBC, TBK and Vanderbilt could be deemed to be beneficial owners is 433,285. TBC has investment discretion with respect to 408,285 shares and sole power to dispose or direct the disposition of all of such shares. TBC has shared power to vote or direct the vote of 350,285 shares. TBK has the sole power to vote or direct the voting of and to dispose or direct the disposition of the TBK shares. Vanderbilt has the sole power to vote or direct the voting of and dispose or direct the disposition of the Vanderbilt shares. The general partners of TBC and Vanderbilt are Christopher H. Browne, William H. Browne and John D. Spears. The general partners of TBK are Christopher H. Browne, William H. Browne, Thomas P. Knapp and John D. Spears. The general partners of TBC, by reason of their positions as such, may be deemed to have shared power to dispose of or to direct the disposition of 408,285 shares and shared power to vote or to direct the vote of 350,285 shares. Each of the general partners of TBK and Vanderbilt, by reason of his position as such, may be deemed to have shared power to vote or direct the vote of and to dispose or direct the disposition of the 15,000 shares held by TBK and the 10,000 shares held by Vanderbilt, respectively.

 (6) 59,652 of these shares have been allocated to the accounts of ESOP participants and 240,348 shares are unallocated. Messrs. Doherty and Everets disclaim beneficial ownership of all such shares, other than the shares allocated to their respective ESOP accounts listed in Note (2) above.

 (7) None of the 350,000 shares have been allocated to the accounts of participants in the HPSC, Inc. Supplemental Employee Stock Ownership Plan and Trust (the "SESOP"). Messrs. Doherty and Everets disclaim beneficial ownership of all such shares.

 (8) Excludes the 300,000 shares held in the ESOP for the benefit of the employee participants (other than the shares allocated to the respective ESOP accounts of Messrs. Doherty and Everets listed in Note (2) above) and the 350,000 shares held in the SESOP for the benefit of the employee participants.

     Although Messrs. Doherty and Everets are the trustees of both the ESOP and SESOP and accordingly share voting power with respect to all unallocated shares and share dispositive power with respect to all shares in the ESOP and the SESOP, they disclaim beneficial ownership of all such shares, other than the shares allocated to their respective ESOP accounts listed in Note
     (2) above.

 (9) Includes 26,133 shares, 10,000 shares and 10,000 shares, respectively, for Messrs. Everets, Doherty and Lefebvre, purchased under the Stock Loan Program described in "EXECUTIVE COMPENSATION -- Stock Loan Program." All such shares are pledged to the Company pursuant to such Program.

(10) Includes 100 shares held by Mr. Everets' son, A. Hale W. Everets. Mr. Everets disclaims beneficial ownership of such shares.

(11) Includes 185,000, 90,000 and 25,000 restricted shares granted to Messrs. Everets, Doherty and Lefebvre on May 12, 1995, as described under the Summary Compensation Table.

(12) Includes 3,000 shares held by Mr. Birchfield's spouse. Mr. Birchfield disclaims beneficial ownership of such shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows all compensation paid to the Chief
Executive Officer and the other current executive officers for services rendered in all capacities during the past three years. HPSC has three current executive officers.

                                            SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                              ANNUAL COMPENSATION         ------------------------------
                                        -------------------------------                       SECURITIES
                                                           OTHER ANNUAL       RESTRICTED      UNDERLYING      ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR   SALARY    BONUS    COMPENSATION   STOCK AWARDS(1)(2)    OPTIONS    COMPENSATION(3)
  ---------------------------    ----   ------    -----    ------------   ------------------  ----------   ---------------
John W. Everets(4).............. 1995  $210,000  $      0   $     0             $809,375              0        $18,959
  Chief Executive Officer and    1994   210,000   125,000    96,636(5)                 0              0         15,904
  Chairman of the Board          1993   110,719         0    11,054(6)                 0        175,000          1,135

Raymond R. Doherty(7)........... 1995   190,000         0         0              393,750              0         18,606
  President, Chief Operating     1994   190,000    75,000         0                    0              0         22,885
  Officer and Director           1993   112,856         0     5,095(8)                 0         90,000          2,404

Rene Lefebvre(9)................ 1995   125,000         0         0              109,375              0         10,905
  Chief Financial Officer,       1994    78,731    15,000         0                    0         30,000          1,790
  Vice President of Finance and
  Treasurer

- ---------------

(1) At the Annual Meeting held May 11, 1995, the stockholders approved the Company's 1995 Stock Incentive Plan (the "1995 Stock Plan"). The 1995 Stock Plan provides for the issuance of up to 550,000 options and/or grants of shares of restricted stock to key employees and non-employee directors. The 1995 Stock Plan is administered by the Compensation Committee of the Board of Directors. Upon the recommendation of the Compensation Committee, the Board of Directors has adopted an amendment to the 1995 Plan to provide service requirements for participation in the 1995 Stock Plan in addition to the performance conditions which were contained in the 1995 Stock Plan as adopted.

    The 1995 Stock Plan, as amended (the "Amended 1995 Stock Plan") provides that shares of restricted stock granted under the Amended 1995 Stock Plan shall vest for participants when (i) certain performance conditions are met (50% vest if and when during the five-year period from the date of grant (the "Performance Period") the closing price of a share of the Company's Common Stock, as reported on the Nasdaq National Market System for a consecutive ten-day period, equals or exceeds 134.175% of the closing price on the grant date (the "Partial Performance Condition"), and the remaining 50% vest if and when during the Performance Period the closing price of a share of the Company's Common Stock, as reported on the Nasdaq National Market System for a consecutive ten-day period, equals or exceeds 168.35% of the closing price on the grant date (the "Full Performance Condition")) and (ii) the holder of the restricted stock has completed five (5) years of continued service from the grant date.

    The Partial Performance Condition for the shares of restricted stock granted to Messrs. Everets, Doherty and Lefebvre in 1995 is $5.90 per share and the Full Performance Condition is $7.37 per share. Upon a change of control of the Company, all awards granted prior to such date become fully vested. Upon the termination of a participant's employment by the Company without cause or by reason of death or disability during the Performance Period, any awards for which the Partial Performance Condition or the Full Performance Condition shall have been satisfied no later than four months after the date of such termination of employment shall become fully vested.

(2) The amounts reported in this column represent the market price of the stock awarded under the Amended 1995 Stock Plan on the grant date without diminution in value attributable to the restrictions on such stock. The aggregate non-vested restricted stock holdings at the end of fiscal 1995 were as follows: for Mr. Everets -- 185,000 shares (the value of these shares at fiscal year end equaled $878,750, which is 108.6% of the value at the grant date); for Mr. Doherty -- 90,000 shares (the value of these shares at fiscal year end equaled $427,500, which is 108.6% of the value at the grant date); and for Mr. Lefebvre -- 25,000 shares (the value of these shares at fiscal year end equaled $118,750, which is 108.6% of the value at the grant date). Dividends on stock awards will be paid at the same rate as dividends, if any, are paid to all shareholders.

(3) Includes term life insurance premiums paid by the Company and Company contributions to the individual's 401(k) retirement plan account, respectively, in the following amounts for the fiscal year ended December 31, 1995: Mr. Everets, $3,240 and $4,049; Mr. Doherty, $3,240 and $3,696;
    and Mr. Lefebvre, $810 and $2,500. Also includes the value of shares of Common Stock in the Company's ESOP allocated to participants in the fiscal year ended December 31, 1995 (for services rendered during the previous fiscal year) in the following amounts: Mr. Everets, $11,670; Mr. Doherty, $11,670; and Mr. Lefebvre, $7,595. The value of the allocated ESOP shares was calculated by using the year-end closing price of $4.75 per share for fiscal 1995. The Company has not allocated shares of Common Stock to participants in its ESOP for services rendered during the fiscal year ended December 31, 1995 as of the date of this Proxy Statement.

(4) Mr. Everets' employment with the Company commenced in July 1993. His compensation is governed by an employment agreement dated July 19, 1993. See "EXECUTIVE COMPENSATION -- Employment Agreements".

(5) Includes relocation and temporary living expenses of $81,806 paid in fiscal 1994 in connection with Mr. Everets' relocation to the Boston area.

(6) Includes relocation and temporary living expenses of $9,794 paid in fiscal 1993 in connection with Mr. Everets' relocation to the Boston area.

(7) Mr. Doherty's compensation is governed by an employment agreement dated August 2, 1993. See "EXECUTIVE COMPENSATION -- Employment Agreements".

(8) Includes $3,835 paid by the Company for an automobile for Mr. Doherty.

(9) Mr. Lefebvre's employment with the Company commenced in May 1994. His compensation is governed by an employment agreement dated April 6, 1994. See "EXECUTIVE COMPENSATION -- Employment Agreements".

STOCK LOAN PROGRAM

     On January 5, 1995 the Compensation Committee approved a Stock Loan Program whereby executive officers and other senior personnel of the Company earning more than $80,000 per year may borrow from the Company an amount equal to the cost of purchasing two shares of Common Stock, solely for the purpose of acquiring such stock, for each share of Common Stock purchased by the employee from sources other than Company funds. Such borrowings may not exceed $200,000 in any fiscal quarter of the Company, $200,000 per employee or $400,000 during the term of the loan program for all employees. All shares purchased with such loans are pledged to the Company as collateral for repayment of the loans. The loans are recourse, bear interest at a variable rate which is one-half of one percent above the Company's cost of funds, payable monthly in arrears, and are payable as to principal no later than five (5) years after the date of the loan. As of the date of this proxy statement, the Company has loans outstanding to executive officers in the following amounts secured by the number of shares listed: Mr. Everets, $98,000, secured by 26,133 shares; Mr. Doherty, $37,500, secured by 10,000 shares; and Mr. Lefebvre, $37,500, secured by 10,000 shares.

OPTION GRANTS IN LAST FISCAL YEAR

     The Company made no option or SAR grants to its executive officers in its last fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information regarding the exercise of stock options by the Company's executive officers during fiscal 1995 and the value of unexercised "in-the-money" options at year-end. The columns showing the number of options exercised during fiscal 1995 and the value realized thereby have been omitted because none of the executive officers exercised any options during fiscal 1995.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

                                             NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                OPTIONS AT 1995           IN-THE-MONEY-OPTIONS
                                                FISCAL YEAR-END         AT 1995 FISCAL YEAR-END
NAME                                       EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(1)
- ----                                       -------------------------  ----------------------------
John W. Everets..........................        165,000/10,000             $341,250/$15,000
Raymond R. Doherty.......................        107,000/43,000             $194,250/$87,000
Rene Lefebvre............................         12,000/18,000             $ 42,750/$64,125

- ---------------

(1) An "in-the-money" option is an option for which the option price of the underlying stock is less than the December 31, 1995 market price ($4.75 per share); the value shown reflects stock price appreciation since the date of grant of the option.

EMPLOYMENT AGREEMENTS

  John W. Everets and Raymond R. Doherty

     On July 19, 1993, the Company entered into an employment agreement with each of John W. Everets and Raymond R. Doherty. The Company agreed to pay a base annual salary of $210,000 to Mr. Everets and $190,000 to Mr. Doherty as well as a bonus of up to 100% of base salary to each individual under an incentive plan developed by the Compensation Committee of the Board in consultation with management and approved by the full Board of Directors. The Company also granted options for 150,000 shares of Common Stock to Mr. Everets and 90,000 shares of Common Stock to Mr. Doherty, each at a price of $2.625 per share, which was the fair market value of a share of Common Stock on the date of grant. The Company also agreed to pay Mr. Everets' reasonable expenses incurred in his relocation to Boston, up to $50,000 on an after-tax basis.

     Each employment agreement has a three-year term and thereafter will automatically renew from year to year unless either party to such agreement gives notice of intention to terminate the agreement six months in advance of any anniversary. Either party to each employment agreement may terminate it at any time for any reason. In the event of a decision not to renew by either party or a termination by the Company which is not "for cause" with respect to either Mr. Everets or Mr. Doherty (or, in the case of Mr. Everets, in the event of termination by Mr. Everets), the Company will pay the employee his base monthly pay plus his maximum monthly bonus for the next 12 months. Upon a termination by the Company which is not "for cause," all of Mr. Everets' stock options will fully vest. Each employee agrees not to compete with the business of the Company while receiving termination payments and to maintain in confidence all of the Company's confidential information.

     If, within three years after a "change of control" of the Company (as defined in each agreement), either the Company terminates Mr. Everets or Mr. Doherty other than "for cause" or the employee terminates his employment due to a "change in employment" (as defined in each agreement), the Company will pay the employee his base monthly pay plus the maximum monthly bonus for 24 months; the non-compete provisions will no longer apply; the employee's stock options will fully vest; and normal employee benefits will continue for 12 months. If, within three years after a "change of control", the employee terminates his employment for any reason other than a "change in employment," the Company will pay the employee his base monthly pay plus the maximum monthly bonus and normal employee benefits for 12 months.

  Rene Lefebvre

     During April 1994, the Company entered into an employment agreement with Rene Lefebvre for employment commencing in May 1994. The Company agreed to pay Mr. Lefebvre a base annual salary of $125,000 as well as a bonus of up to 50% of base salary at the discretion of the Chief Executive Officer and subject to approval of the Compensation Committee of the Board. The Company also granted to Mr. Lefebvre options for 30,000 shares of Common Stock at a price of $3.5625 per share, which was the fair market value of a share of Common Stock on the date of grant.

     The employment agreement has a three-year term and thereafter will automatically renew from year to year unless either party to such agreement gives notice of intention to terminate the agreement 60 days in advance of any anniversary. Either party to Mr. Lefebvre's employment agreement may terminate it at any time for any reason. The Company is obligated to pay Mr. Lefebvre's salary for three months after termination, if it does not renew the agreement, and for six months after termination, if it otherwise terminates his employment without cause. Mr. Lefebvre has agreed not to compete with the business of the Company while receiving severance payments and to maintain in confidence all of the Company's confidential information.

     In the event of a "change of control" of the Company (as defined in his agreement), Mr. Lefebvre's stock options will fully vest.

COMPENSATION OF DIRECTORS

     The Company pays each non-employee director a fee of $5,000 per annum plus $2,500 per annum for each committee of the Board on which he or she serves and $500 for each meeting attended. In addition, the Company reimburses directors for their travel expenses incurred in attending meetings of the Board or its committees. Pursuant to the 1995 Stock Plan, each non-employee continuing director is granted 1,000 non-qualified stock options on the day of each Annual Meeting of Stockholders during the term of such Plan.

     Mr. Weicker received a non-qualified stock option exercisable for 4,000 shares of Common Stock at $4.75 per share, the fair market value of Common Stock on the date of grant, at the time that he joined the Board of Directors.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee") currently consisting of Dollie A. Cole, J. Kermit Birchfield and Samuel P. Cooley, all of whom are independent, non-employee directors.

     The Committee has primary responsibility for analyzing the compensation of executive officers of the Company, establishing performance goals for executive officers, making recommendations to the full Board with respect to such compensation, and administering the Company's stock option plans.

SALARIES FOR 1995

     The Chairman of the Board and Chief Executive Officer (the "Chairman") and each of the other two executive officers has an employment agreement which provides for base cash compensation which is fixed during the term of the agreement. See "Employment Agreements" above.

     The base cash compensation levels for the Chairman and other executive officers were established in their employment agreements by the Committee based upon a number of factors including the prior experience of the executive officer and the obstacles to attracting experienced managers to HPSC because of the Company's weakened financial status at the time each employment agreement was executed.

CASH BONUSES FOR 1995

     No bonuses were paid to executive officers for the fiscal year ended December 31, 1995.

RESTRICTED STOCK AWARDS

     The purpose of the Amended 1995 Stock Plan is to retain and motivate the Company's key employees and outside directors and to increase their incentive to work toward the attainment of the Company's long-term growth and profit objectives. In fiscal year 1995, the Committee recommended to the Board of Directors, and the Board of Directors adopted, restricted stock grants to John
W. Everets of 185,000 shares, Raymond P. Doherty of 90,000 shares and Rene Lefebvre of 25,000 shares. These grants were made to provide an incentive to these key executive officers to remain with the Company and to participate in the transition of the Company from a captive leasing organization to a diversified open-market finance company. The restricted shares were awarded by the Committee and the Board of Directors for services rendered and to be rendered. The shares of restricted stock are subject to the vesting and performance requirements of the Amended 1995 Stock Plan described under footnote 1 of the "Summary Compensation Table" above.

     None of the compensation paid to any executive officer in fiscal year 1995 is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which precludes a public corporation from taking a deduction in 1995 or subsequent years for compensation of certain executive officers in excess of $1 million.
                                            Compensation Committee

                                            Dollie A. Cole, Chair
                                            J. Kermit Birchfield
                                            Samuel P. Cooley

PERFORMANCE GRAPH

     SEC rules require that the Company present a line graph comparing cumulative total shareholder return for HPSC over a period of five years, assuming reinvestment of dividends, with a broad equity market index and either a published industry index or an index made up of peer companies selected by the Company. The broad equity market index selected by the Company for inclusion in the graph is the Russell 2000 Index, an index of 2,000 public companies with relatively small market capitalization, as compared with the companies included in other available broad equity market indices. For its second comparative index, the Company prepared its own index (the "Custom Index") of four publicly-owned state commercial banks that are of similar market capitalization to the Company, ranging in size from approximately $7 million to approximately $18 million market capitalization, and two companies in the equipment leasing field.

     Set forth below is a graph comparing, over a five-year period beginning December 31, 1990, the cumulative total return for the Company, the Russell 2000 Index and the Custom Index. Management does not belive the comparison accurately portrays current management's performance because, as part of its long-term business plan, the Company was required to focus its efforts in 1995 upon recovering from the effects of the bankruptcy of Healthco International, Inc. (see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS") and making the transition to an open-market finance company, rather than upon short-term profitability.



                           CUMULATIVE TOTAL RETURN
          BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1990

                         DEC-90  DEC-91  DEC-92  DEC-93  DEC-94  DEC-95

HPSC INC.                 $100    $102    $132    $123    $136    $164

RUSSELL 200               $100    $146    $173    $206    $202    $259

CUSTOM COMPOSITE INDEX    $100    $102    $115    $110    $ 93    $167
(6 STOCKS)



The Custom Index includes: AT&T Capital Corp. (added fourth quarter 1993, began trading 7/28/93), First City Bancorp, Professional Bancorp, Redwood Empire Bancorp (added fourth quarter 1991, began trading 9/26/91), San Francisco Company -- Class A (included through 1994 only, as company was delisted in March
1995) and Trans Leasing International Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REPURCHASE OF SHARES FORMERLY HELD BY HEALTHCO INTERNATIONAL, INC.

     In July 1995, the Company completed payment for 1,225,182 shares of the Company's Common Stock which it repurchased from certain secured creditors of Healthco International, Inc. ("Healthco"), which was formerly the largest shareholder of the Company and which declared bankruptcy in June 1993, pursuant to a Purchase and Sale Agreement between the Company and the Healthco secured creditors, dated as of November 1, 1994. Healthco had pledged the shares of the Company's Common Stock to secure its obligations to the secured creditors. The shares were released from the pledge agreement upon the Company's completion of the payment. The secured creditors also released the Company from any claims that may arise out of the bankruptcy of Healthco, effective upon payment by the Company for the shares. The Company has retired 1,125,182 of these shares and holds 100,000 of these shares in its treasury.

      PROPOSAL TWO -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. have acted as the Company's independent accountants since 1977 and have been selected to act as the Company's independent public accountants for the current year, subject to ratification by vote of the holders of a majority of the shares of Common Stock voting thereon at the Annual Meeting. Representatives of that firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                         PROPOSALS OF SECURITY HOLDERS

     Any proposal of a stockholder intended to be presented at the 1997 Annual Meeting of Stockholders must be received at the corporate headquarters of the Company not later than Monday, December 9, 1996 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                          QUORUM AND VOTING PROCEDURES

     The By-Laws of the Company provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of stockholders of the Company. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum. Abstentions are counted as present for purposes of determining the existence of a quorum.

     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on Proposal Two -- ratification of appointment of independent auditors -- but not in the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Under the rules of the National Association of Securities Dealers (NASD) that govern brokers using the NASD's automated quotation system (Nasdaq), brokers who hold shares in street name generally do not have the authority to vote on any items unless they have received instructions from beneficial owners. If the broker is also a member of a national securities exchange, however, NASD rules permit the broker to vote shares held in street name in accordance with the rules of the exchange.

Under the rules of the New York Stock Exchange, a broker who does not receive instructions is entitled to vote on both the election of directors and the appointment of independent auditors. Under Section 160(c) of the Delaware General Corporation Law, the 1,125,182 shares of Common Stock retired by the Company and the 100,000 shares of Common Stock held by the Company in its treasury are not entitled to vote on any matters coming before the Annual Meeting or to be counted for quorum purposes.

                                 OTHER MATTERS

     The Company's management knows of no business which will be presented for consideration at the Annual Meeting other than that shown above. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in respect to any such business in accordance with their best judgment.

     The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies otherwise than by the use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company requests individuals, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                            By Order of the Board of Directors



                                            DENNIS W. TOWNLEY
                                            Secretary

April 8, 1996

                                  HPSC, INC.
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
P
        The undersigned hereby appoints John W. Everets and Raymond R. Doherty
R or either of them, with full power of substitution, as proxy to represent and to vote as designated on the reverse side all the shares of Common Stock of
O HPSC, Inc. (the "Company"), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 100 Federal Street,
X Boston, Massachusetts on Thursday, May 16, 1996, 9:00 A.M. Eastern Daylight Time, or at any adjournment thereof, in respect to all matters which may
Y  properly come before the meeting.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

        If the undersigned hold(s) any shares in a fiduciary, custodial or joint capacity or capacities this proxy is signed by the undersigned in every such capacity as well as individually.

                                                                     -----------
                 (continued and to be signed on reverse side)        SEE REVERSE
                                                                         SIDE
                                                                     -----------

                                           DETACH HERE                     HPS 1


    Please mark
/x/ votes as in
    this example.
                                                        (continued from other side)

    1. To fix the number of directors at eight and to elect
    the following nominees to serve for a three-year term                                                 FOR   AGAINST    ABSTAIN
    to expire at the 1999 Annual Meeting of Stockholders:            2. To ratify the selection of        / /     / /        / /
    Lowell P. Weicker, Jr. and Thomas M. McDougal.                      Coopers & Lybrand L.L.P. as
                                                                        the Company's independent
                   FOR      WITHHELD                                    public accountants for the
                   / /        / /                                       current fiscal year.

                                                                        In their discretion, the proxies are authorized to
                                                                        vote upon such other business as may properly
                                                                        come before the meeting.
    / /
    ---------------------------------------                                    MARK HERE
     For all nominees except as noted above                                   FOR ADDRESS   / /
                                                                               CHANGE AND
                                                                              NOTE AT LEFT


                                                                     Please sign exactly as your name appears hereon.  If acting as attorney, executor, trustee or in other representative
                                                                     capacity, sign name and title.




Signature                                Date                     Signature                                Date
          ------------------------------      ------------------            ------------------------------      ------------------